Exhibit 10.22

Private and Confidential

October 5, 2001

Jeff Zellmer

Dear Jeff,

This letter agreement amends and restates our agreement regarding your forgiveable loan in its entirety as set forth below:

SGI also will make you a $500,000 forgiveable loan.  The loan will be funded in July 2001, within five days of signature of this letter, and will be forgiven over a two year period at the rate of $62,500 at the end of each three month period starting with the three months ended October 31, 2001, provided you are actively employed by SGI  at those dates. You will be responsible for any taxation that results from  the forgiveness of the principal amount of the loan.  Should you voluntarily terminate your employment prior to the loan being fully forgiven, you agree to repay SGI within 30 days, on a pro-rated basis, the portion of the loan that has not been forgiven. This loan will also be forgiven in full if you die or your employment with SGI is terminated due to your becoming physically or mentally disabled.   The unpaid principal amount of the loan shall not bear interest.  To the extent you are subject to income tax as a result of the interest-free nature of the loan, SGI will pay you an amount (the “Gross Up Amount”) such that after payment by you of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes) on the Gross Up Amount will equal the amount of income tax attributable to the imputed interest in accordance with Section 7872 of the Internal Revenue Code of 1986, as amended, and any relevant state or local taxes.

SGI will require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of SGI’s assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform SGI’s obligation with respect to the forgiveable loan in the same manner and to the same extent that SGI would be required to perform if no such succession or assignment had taken place.  The loan will be forgiven in full if it is not assumed as provided in this paragraph.

The loan will also be forgiven in full if: (i) a receiver, trustee, liquidator or custodian is appointed on behalf of SGI or a substantial part of its property, (ii) SGI makes a general assignment for the benefit of its creditors, (iii) SGI is dissolved or liquidated in full or in part, or (iv) a case or other proceeding seeking liquidation, reorganization or other relief with respect to SGI or its debts is commenced under any bankruptcy, insolvency or other similar law now or hereafter in effect; provided that in connection with a voluntary or involuntary SGI Chapter 11 Case, the loan will be forgiven in full if (x) you resign not less than 6 months following the commencement of such Chapter 11 Case and not more than 6 months after a plan of reorganization is confirmed by the Bankruptcy Court or (y) SGI or any designated responsible person or entity acting on behalf of SGI or its assets terminates your employment for any reason other than Cause (defined below).

“Cause” means that you are terminated for one of the following reasons: (i) willfully refusing or failing to carry out specific directions of the Board of Directors or the Chief Executive Officer of SGI; (ii) for acting fraudulently or with willful dishonesty in your relations with SGI; (iii) for committing larceny, embezzlement, conversion or any act involving the misappropriation of funds from SGI in the course of your employment; (iv) for having been convicted of a crime involving an act of moral turpitude, fraud or misrepresentation; or (v) for willfully engaging in misconduct which materially injured the reputation, business or business relationship of SGI.  No act, or failure to act, by you will be considered “willful” if done, or omitted to be done, by you in good faith and in your reasonable belief that your act or omission was in the best interests of SGI or required by applicable law.

In the event of any dispute, claim, question, or disagreement arising out of or relating to the loan, we agree to first use our best efforts to settle such matters in an amicable manner.  Initially, we will consult and negotiate with each other, in good faith and, recognizing our mutual interests, attempt to reach a just and equitable solution satisfactory to both of us.  If we do not reach a resolution within sixty days, either of us may notify the other in writing that the unresolved dispute, claim or differences are being submitted to confidential mediation in

Santa Clara County, CA by a mutually agreed upon mediator.  Either one of us may apply to any court having jurisdiction over this agreement to seek injunctive relief to maintain the status quo until the mediation is concluded or the controversy is otherwise resolved.  Each of us will each bear its own costs and expenses and an equal share of the mediators’ and any similar administrative fees.

If any dispute is finally determined in your favor through a judicial proceeding, SGI will reimburse all reasonable fees and expenses, including attorneys’ and consultants’ fees, that you incur in good faith in connection therewith.  If the dispute involves an amount to be paid, SGI will reimburse such fees to the extent you received half or more of the amount in dispute.

This letter agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state.

Sincerely,

/s/  BOB BISHOP

Bob Bishop

Chief Executive Officer

Accepted:

/s/ JEFF ZELLMER
Jeff Zellmer	Today’s Date

Please return signed letter to Larry Hicks